Exhibit 99.1

Media and Investor contact:

Christopher Bona

Head of Communications

312.292.5052

investorinfo@ryerson.com

RYERSON REPORTS THIRD QUARTER 2015 RESULTS

Uses Strong Cash Flow to Reduce Debt

•	Reported earnings per share of $0.21 in the third quarter of 2015.

•	Generated operating cash flow of $30 million in the third quarter of 2015 and $193 million in the first nine months of 2015.

•	Reduced debt $165 million, including $60 million of notes repurchased through the first nine months of 2015.

•	Ryerson is implementing a $20 million expense reduction initiative and is expecting realizations of more than $10 million from the sale of non-core assets.

CHICAGO – November 12, 2015 – Ryerson Holding Corporation (NYSE: RYI), a leading distributor and processor of metals, today reported results for the third quarter of 2015.

“I’m proud of the Ryerson team, the strong execution in the field, and our continued expense and working capital management,” said Eddie Lehner, Ryerson’s president and chief executive officer. “Despite the pressures associated with declining industry shipments and a sharp, protracted decline in metals pricing, Ryerson’s third quarter tons shipped increased slightly and we more closely aligned our average cost inventory with current market prices. When we peel back the macro, we are a company that continues to improve its competitive position in the industry.”

Third Quarter 2015 Results

Revenues for the third quarter of 2015 were $790.0 million, down 6.0 percent from the second quarter of 2015 and down 16.7 percent from the third quarter of 2014. Sequentially, a 0.8 percent increase in tons shipped per day was more than offset by a 6.7 percent decline in the average selling price. On a year-over-year basis, tons shipped per day declined 5.0 percent and the average selling price was down 12.2 percent.

Gross margin was 19.0 percent for the third quarter of 2015, compared to 19.7 percent for the second quarter of 2015 and 15.8 percent in the year-ago period. Included in the third quarter of 2015 in cost of materials sold was a $9.0 million charge to record LIFO inventory at the lower of cost or market, which partially offset LIFO income of $30.3 million. During the third quarter market prices declined below the LIFO value of inventory, which was primarily determined when Ryerson was acquired in October 2007 and average selling prices were 20 percent higher than in the third quarter of 2015. In the event of further market price declines, the company expects LIFO income to be largely offset by lower of cost or market charges.

Gross margin, excluding LIFO was 16.3 percent for the third quarter of 2015, compared to 15.3 percent for the second quarter of 2015 and 17.8 percent for the third quarter of 2014. A reconciliation of gross margin, excluding LIFO to gross margin is included below in this news release.

“While average metals prices continued to fall through the third quarter, we were able to capture a 100 basis point improvement in gross margins, excluding LIFO, as a result of our strong inventory management,” continued Lehner.

Warehousing, delivery, selling, general and administrative expense of $112.8 million was down 1.2 percent sequentially from the second quarter of 2015. Third quarter of 2014 warehousing, delivery, selling, general and administrative expense of $154.1 million included $32.7 million associated with the Initial Public Offering (IPO). Excluding the IPO-related expenses, warehousing, delivery, selling, general and administrative expense was down 7.1 percent year-over-year.

Operating profit was $37.0 million for the third quarter of 2015, compared with $50.2 million in the second quarter of 2015 and a loss of $3.3 million in the third quarter of 2014, which included the $32.7 million of IPO-related expenses.

Net income attributable to Ryerson Holding Corporation was $6.7 million, or $0.21 per share in the third quarter of 2015, compared to $15.8 million, or $0.49 per share in the second quarter of 2015 and a net loss attributable to Ryerson Holding Corporation of $34.7 million, or a loss of $1.26 per share, in the third quarter of 2014. Excluding the aforementioned IPO-related expenses as well as $12.4 million of debt redemption expenses incurred during the period, net income in the third quarter of 2014 was $2.6 million, or $0.09 per share.

Adjusted EBITDA, excluding LIFO was $29.7 million for the third quarter of 2015, compared to $29.2 million for the second quarter of 2015 and $62.2 million in the third quarter of 2014. A reconciliation of Adjusted EBITDA, excluding LIFO to net income attributable to Ryerson Holding Corporation is included below in this news release.

Ryerson reduced third quarter average cost inventory by $42 million, or 7 percent, from second quarter levels. As a result of the company’s working capital management, Ryerson generated cash flow from operating activities of $29.7 million. Capital expenditures in the quarter were $9.6 million.

Corporate Developments

In light of challenging macro conditions, including continued depressed metals pricing, Ryerson is taking actions to further reduce expense levels. The company expects to achieve annualized savings of $20 million by mid-year 2016. The company has also identified non-core assets for sale and expects to realize proceeds of more than $10 million from these sales over the next three to six months.

On July 29, 2015, the company announced a new $1 billion credit facility, replacing its previous credit facility. The new, asset-based facility extends the maturity date and reduces the interest rate on outstanding borrowings as well as reduces commitment fees as compared to the previous credit facility.

On August 4, 2015, Ryerson announced the acquisition of Southern Tool Steel (STS), a privately-owned metals service center company headquartered in Chattanooga, Tennessee. STS brings a highly diversified, largely transactional account base and a specialization in bar processing.

During the third quarter of 2015, Ryerson purchased on the open market $15 million principal amount of long-term notes.

Nine Month 2015 Results

Revenues for the first nine months of 2015 were $2.5 billion, down 9.3 percent from the first nine months of 2014. Net income attributable to Ryerson Holding Corporation was $20.0 million, or $0.62 per share, compared to a net loss attributable to Ryerson Holding Corporation of $30.5 million, or a loss of $1.31 per share for the same period of 2014. Excluding impairment charges on assets of $14.2 million, or $0.29 per share after tax, net income attributable to Ryerson Holding Corporation was $29.1 million or $0.91 per share, in the first nine months of 2015. Excluding IPO-related and debt redemption expenses, net income attributable to Ryerson Holding Corporation was $6.8 million, or $0.29 per share, in the first nine months of 2014. A reconciliation of net income attributable to Ryerson Holding Corporation and earnings per share, excluding impairment charges on assets and IPO-related and debt redemption charges to net loss attributable to Ryerson Holding Corporation is included below in this news release. Adjusted EBITDA, excluding LIFO was $94.8 million in the first nine months of 2015, compared to $177.4 million in the year-ago period.

Due to strong working capital management, Ryerson generated $193 million of operating cash flow through the first nine months of 2015. “With this, we made progress toward our goal of deleveraging the balance sheet, as we reduced our debt $165 million, including $60 million of notes purchased on the open market during the first nine months of 2015,” stated Erich Schnaufer, Ryerson’s interim chief financial officer. “Furthermore, in addition to our plan to reduce annual expenses by $20 million, our new credit facility and note repurchases will reduce annual interest expense by approximately $9 million.”

“We are acting aggressively to control expenses, manage working capital, and strengthen our balance sheet, while investing in value-added capabilities and bolt-on acquisitions – steps necessary to perform our best in the current market environment and position us to capitalize on our scale when the metals market recovers,” concluded Lehner.

Third Quarter 2015 Business Metrics

	Third Quarter 2015	Second Quarter 2015	Third Quarter 2014	Sequential Quarter Change	Year-Over-Year Change
Tons shipped (In thousands)	492	488	518	0.8%	-5.0%

Average selling price/ton	$1,606	$1,722	$1,830	-6.7%	-12.2%
Average cost/ton	1,301	1,382	1,541	-5.9%	-15.6%
Average cost/ton, excluding LIFO	1,344	1,458	1,504	-7.8%	-10.6%

Third Quarter 2015 Major Product Metrics

	Tons Shipped (Tons in thousands)					Average Selling Price per Ton Shipped
	Third Quarter 2015	Second Quarter 2015	Third Quarter 2014	Sequential Quarter Change	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	384	376	403	2.1%	-4.7%	-5.1%	-12.3%
Aluminum	49	50	51	-2.0%	-3.9%	-4.4%	-3.9%
Stainless steel	57	60	61	-5.0%	-6.6%	-6.9%	-18.8%

	Net Sales (Dollars in millions)
	Third Quarter 2015	Second Quarter 2015	Third Quarter 2014	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	$408	$421	$488	-3.1%	-16.4%
Aluminum	192	205	208	-6.3%	-7.7%
Stainless steel	176	199	232	-11.6%	-24.1%

Nine Months Ended Sept. 30 Business Metrics

	Nine Months Ended Sept. 30, 2015	Nine Months Ended Sept. 30, 2014	Year-Over-Year Change
Tons shipped (In thousands)	1,456	1,553	-6.2%

Average selling price/ton	$1,716	$1,773	-3.2%
Average cost/ton	1,396	1,482	-5.8%
Average cost/ton, excluding LIFO	1,444	1,455	-0.8%

Nine Months Ended Sept. 30 Major Product Metrics

	Tons Shipped (Tons in thousands)			Average Selling Price per Ton Shipped
	Nine Months Ended Sept. 30, 2015	Nine Months Ended Sept. 30, 2014	Year-Over-Year Change	Year-Over-Year Change
Carbon steel	1,127	1,214	-7.2%	-5.7%
Aluminum	148	146	1.4%	1.2%
Stainless steel	175	185	-5.4%	-6.4%

	Net Sales (Dollars in millions)
	Nine Months Ended Sept. 30, 2015	Nine Months Ended Sept. 30, 2014	Year-Over-Year Change
Carbon steel	$1,275	$1,457	-12.5%
Aluminum	597	582	2.6%
Stainless steel	580	655	-11.5%

Earnings Call Information

The company will host a conference call to discuss its third quarter 2015 results on Friday, November 13, at 10 a.m. Eastern time. Participants may access the conference call by dialing 800-378-9501 (U.S., Canada) and 913-312-0404 (International) and using conference ID 4900487. The call will also be broadcast live in the Investor Relations section of the company’s Internet site, ir.ryerson.com. A replay will be available on the site for 90 days.

About Ryerson

Ryerson is a processor and distributor of metals with operations in the United States, Mexico, Canada, China and Brazil. The company serves a variety of industries, including customers making products or equipment for construction, packaging, oil and gas and truck trailers. Founded in 1842, Ryerson is headquartered in the United States and employs approximately 3,700 employees in more than 100 locations. For more information, visit www.ryerson.com.

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations regarding certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2014 and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

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RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data - Unaudited

(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	2015		2014	First Nine Months Ended September 30,
	Third Quarter	Second Quarter	Third Quarter
				2015	2014

NET SALES	$790.0	$840.4	$947.9	$2,498.4	$2,753.8

Cost of materials sold	639.7	674.6	798.4	2,032.3	2,302.2

Gross profit	150.3	165.8	149.5	466.1	451.6

Warehousing, delivery, selling, general and administrative (1)	112.8	114.2	154.1	343.4	392.1
Gain on sale of assets	—	—	(1.3)	—	(1.3)
Impairment charges on assets	0.5	1.4	—	1.9	—

OPERATING PROFIT (LOSS)	37.0	50.2	(3.3)	120.8	60.8

Other income and (expense), net (2)	1.2	(0.6)	(8.5)	(10.7)	(8.2)
Interest and other expense on debt (3)	(25.4)	(23.8)	(27.9)	(74.5)	(82.8)

INCOME (LOSS) BEFORE INCOME TAXES	12.8	25.8	(39.7)	35.6	(30.2)

Provision (benefit) for income taxes	6.1	10.2	(4.9)	16.1	0.7

NET INCOME (LOSS)	6.7	15.6	(34.8)	19.5	(30.9)

Less: Net loss attributable to noncontrolling interest	—	(0.2)	(0.1)	(0.5)	(0.4)

NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$6.7	$15.8	$(34.7)	$20.0	$(30.5)

EARNINGS (LOSS) PER SHARE

Basic and diluted	$0.21	$0.49	$(1.26)	$0.62	$(1.31)

Shares outstanding - basic	32.1	32.0	27.5	32.0	23.2

Shares outstanding - diluted	32.1	32.0	27.5	32.1	23.2

Supplemental Data :

Tons shipped (000)	492	488	518	1,456	1,553
Shipping days	64	64	64	191	191

Average selling price/ton	$1,606	$1,722	$1,830	$1,716	$1,773
Gross profit/ton	305	340	289	320	291
Operating profit/ton	75	103	(6)	83	39

LIFO expense (income), net per ton	(43)	(76)	37	(48)	27

LIFO expense (income), net	$(21.3)	$(37.0)	$19.1	$(70.3)	$42.0

Depreciation and amortization expense	11.7	11.1	11.6	33.9	34.0

Cash flow from operating activities	29.7	61.3	(44.2)	192.6	(34.7)
Capital expenditures	(9.6)	(7.0)	(5.5)	(22.3)	(13.7)

(1)	The three and nine month periods ended September 30, 2014 include a $25.0 million charge to terminate the advisory services agreement with Platinum Equity Advisors, LLC in connection with our initial public offering on August 13, 2014. The three and nine month periods ended September 30, 2014 also include the recognition of $7.7 million of transaction compensation expense associated with the initial public offering.
(2)	The three and nine month periods ended September 30, 2014 include $11.2 million of expense related to the premium paid to redeem $99.5 million of our 11.25% Senior Notes.
(3)	The three and nine month periods ended September 30, 2014 include a non-cash charge of $1.2 million to write-off unamortized debt issuance costs related to the redemption of our 11.25% Senior Notes.

See Schedule 1 for Condensed Consolidated Balance Sheets

See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation

See Schedule 3 for EPS reconciliation.

Schedule 1

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Condensed Consolidated Balance Sheets

(In millions, except shares)

	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$48.3	$60.0
Restricted cash	1.8	2.0
Receivable, less provision for allowances, claims and doubtful accounts of $5.3 in 2015 and 2014	373.8	400.8
Inventories	643.2	738.9
Prepaid expenses and other current assets	39.7	39.7

Total current assets	1,106.8	1,241.4

Property, plant and equipment, at cost	650.6	654.5
Less: accumulated depreciation	246.3	228.7

Property, plant and equipment, net	404.3	425.8

Deferred income taxes	114.7	134.1
Other intangible assets	47.5	50.9
Goodwill	103.2	102.7
Deferred charges and other assets	17.4	22.0

Total assets	$1,793.9	$1,976.9

Liabilities
Current liabilities:
Accounts payable	$247.7	$220.8
Salaries, wages and commissions	29.4	45.1
Deferred income taxes	103.6	106.7
Other accrued liabilities	71.9	51.9
Short-term debt	22.9	66.6
Current portion of deferred employee benefits	11.0	11.1

Total current liabilities	486.5	502.2

Long-term debt	1,071.3	1,192.5
Deferred employee benefits	330.3	385.2
Taxes and other credits	24.9	22.9

Total liabilities	1,913.0	2,102.8

Redeemable noncontrolling interest	0.5	1.0

Equity
Ryerson Holding Corporation stockholders’ equity (deficit):
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at 2015 and 2014	—	—
Common stock, $0.01 pare value; 100,000,000 shares authorized; 32,311,200 and 32,250,000 shares issued at 2015 and 2014, respectively	0.3	0.3
Capital in excess of par value	302.5	302.0
Accumulated deficit	(112.8)	(132.8)
Treasury stock, at cost - Common stock of 212,500 shares in 2015 and 2014	(6.6)	(6.6)
Accumulated other comprehensive loss	(304.3)	(291.4)

Total Ryerson Holding Corporation Stockholders’ Equity (Deficit)	(120.9)	(128.5)

Noncontrolling interest	1.3	1.6

Total Equity (Deficit)	(119.6)	(126.9)

Total Liabilities and Stockholders’ Equity	$1,793.9	$1,976.9

Schedule 2

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Reconciliations of Net Income (Loss) Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO

(Dollars in millions)

	2015		2014	First Nine Months Ended September 30,
	Third Quarter	Second Quarter	Third Quarter
				2015	2014

Net income (loss) attributable to Ryerson Holding Corporation	$6.7	$15.8	$(34.7)	$20.0	$(30.5)
Interest and other expense on debt	25.4	23.8	27.9	74.5	82.8
Provision (benefit) for income taxes	6.1	10.2	(4.9)	16.1	0.7
Depreciation and amortization expense	11.7	11.1	11.6	33.9	34.0

EBITDA	$49.9	$60.9	$(0.1)	$144.5	$87.0
Gain on sale of assets	—	—	(1.3)	—	(1.3)
Reorganization	1.3	2.2	1.7	5.0	3.1
Advisory services fee	—	—	25.8	—	28.3
Foreign currency transaction (gains) losses	(0.1)	0.5	(2.9)	(1.2)	(2.9)
(Gain) loss on retirement of debt	(1.0)	0.2	11.2	(0.3)	11.2
Impairment charges on assets	0.5	1.4	—	14.2	—
Purchase consideration and other transaction costs	0.5	1.1	8.5	3.1	10.1
Other adjustments	(0.1)	(0.1)	0.2	(0.2)	(0.1)

Adjusted EBITDA	$51.0	$66.2	$43.1	$165.1	$135.4

Adjusted EBITDA	$51.0	$66.2	$43.1	$165.1	$135.4
LIFO expense (income), net	(21.3)	(37.0)	19.1	(70.3)	42.0

Adjusted EBITDA, excluding LIFO expense (income), net	$29.7	$29.2	$62.2	$94.8	$177.4

Net sales	$790.0	$840.4	$947.9	$2,498.4	$2,753.8

Adjusted EBITDA, excluding LIFO expense (income), net, as a percentage of net sales	3.8%	3.5%	6.6%	3.8%	6.4%

Gross profit	$150.3	$165.8	$149.5	$466.1	$451.6
LIFO expense (income), net	(21.3)	(37.0)	19.1	(70.3)	42.0

Gross profit, excluding LIFO expense (income), net	$129.0	$128.8	$168.6	$395.8	$493.6

Gross margin, excluding LIFO expense (income), net	16.3%	15.3%	17.8%	15.8%	17.9%

Note:	EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charges on assets, reorganization expenses and the payment of management fees. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), net, to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, targets. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), net, which is calculated as gross profit plus LIFO expense (or minus LIFO income), net, divided by net sales. We have excluded LIFO expense (income), net from the gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), net, gross margin, excluding LIFO expense (income), net, and Adjusted EBITDA, excluding LIFO expense (income), net, as a percentage of sales may differ from that of other companies.

Schedule 3

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Reconciliation of Net Income and Earnings per Share Excluding Impairment Charges on Assets and IPO-related Charges

(Dollars and Shares in Millions, Except Per Share Data)

	2015		2014	First Nine Months Ended September 30,
	Third Quarter	Second Quarter	Third Quarter
				2015	2014

Net income (loss) attributable to Ryerson Holding Corporation	$6.7	$15.8	$(34.7)	$20.0	$(30.5)

Impairment charges on assets and IPO-related charges to exclude:
Impairment charges on assets	0.5	1.4	—	14.2	—
Advisory services termination fee	—	—	25.0	—	25.0
Transaction-related compensation expense	—	—	7.7	—	7.7
Loss on retirement of debt	—	—	11.2	—	11.2
Write-off of unamortized debt issuance costs	—	—	1.2	—	1.2
Benefit for income taxes	(0.1)	(0.1)	(7.8)	(5.1)	(7.8)

Net income attributable to Ryerson Holding Corporation, excluding impairment charges on assets and IPO-related charges	$7.1	$17.1	$2.6	$29.1	$6.8

Earnings per share, excluding impairment charges on assets and IPO-related charges - basic and diluted	$0.22	$0.53	$0.09	$0.91	$0.29

Shares outstanding - basic	32.1	32.0	27.5	32.0	23.2

Shares outstanding - diluted	32.1	32.0	27.5	32.1	23.2

Note:	Net Income and Earnings per share excluding impairment charges on assets and IPO-related charges is presented to provide a means of comparison to our prior periods that do not include impairment charges on assets and IPO-related charges.